Exhibit 99.1


                                     EXHIBIT


                 BOARDS APPROVE PLANS RELATED TO DEMUTUALIZATION
                       OF AMERICAN MUTUAL HOLDING COMPANY


DES MOINES, Iowa (December 20, 1999) -- American Mutual Holding Company and AmerUs Life Holdings, Inc. (NYSE: AMH) announced today that their respective boards of directors have approved plans for the demutualization of American Mutual Holding Company (American Mutual) and the merger of AmerUs Life Holdings into American Mutual following the demutualization. Upon completion of the demutualization, American Mutual would be a public company and change its name to AmerUs Group and be traded on the New York Stock Exchange under the symbol "AMH." American Mutual is a mutual insurance holding company and owns approximately 58% of AmerUs Life Holdings, Inc.

         Earlier this year the board of American Mutual had authorized management to review the potential benefits of demutualization. To complete the demutualization and merger, approval is needed from the members of American Mutual, the Iowa Insurance Commissioner and shareholders of AmerUs Life Holdings. Members of American Mutual and shareholders of AmerUs Life Holdings will be asked to approve the proposed demutualization and merger plans early next year.

         Members of American Mutual Holding Company will receive shares of AmerUs Group, cash or policy credits as a result of the demutualization. Shareholders of AmerUs Life Holdings will receive shares in AmerUs Group in a one-for-one exchange.

         American Mutual was formed in 1996 when AmerUs Life Insurance Company was reorganized under Iowa's mutual insurance holding company law into a stock insurance company. American Mutual is owned by its members who are also policyowners of AmerUs Life Insurance Company, a wholly-owned subsidiary of AmerUs Life Holdings, Inc.

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